Exhibit 10.3

Form of AngioDynamics Retention and Severance Letter Agreement

October 5, 2026

Personal and Confidential

[Employee Name]
[Address]

Re:	AngioDynamics Retention Incentive Opportunity

Dear [Name]:

Given your critical role, skills and knowledge, your efforts on behalf of AngioDynamics are particularly important at this time. Therefore, on behalf of the AngioDynamics Board of Directors, the Company is offering you a retention incentive and severance benefit beyond your regular compensation to recognize your continued commitment to providing critical leadership to the Company during this period of transition.

Specifically, AngioDynamics is offering you the opportunity to receive additional severance benefits as a result of your continued retention as an employee through the transition to a new Chief Executive Officer as set forth below:

1.	Retention Incentive Award:

If you remain employed by the Company up to and including the date on which the new Chief Executive Officer starts employment at the Company you will be eligible for additional potential severance benefits as follows.

In the event that within twelve months of the date on which the new Chief Executive Officer starts employment at the Company, your position is eliminated or your employment by the Company is terminated other than (a) by your resignation or (b) a “for cause” termination, any previously issued equity grants issued under the Company’s equity plan will be treated as follows:

a.
Performance Share Units. All outstanding and unvested Performance Share Units will be vested on a pro-rata basis based on actual performance (same as retirement) at normal vesting date. The number of performance share units issued shall be pro-rated as follows: the number of units granted and eligible to be earned subject to achievement of the performance metrics will be multiplied by a fraction where the numerator is the number of days the employee worked from and including the date of grant until and including the employee’s last day of employment with the company and where the denominator is the number of days from the grant date until the scheduled vesting date at the conclusion of the scheduled performance measurement period. The performance measurement shall be the same as the measurements used for all employees who received Performance Share Unit grants and the issuance of shares under the Performance Share Unit grants likewise will occur at the same date shares are issued to all employees who received Performance Share Unit grants.

b.	Restricted Share Units. All outstanding unvested restricted share units will be fully accelerated upon the day of the employee’s termination of employment with the Company.

2.
Eligibility: To qualify for a “Retention Incentive,” you must remain employed with the Company, and in good standing, until the date on which the new Chief Executive Officer starts employment at the Company, and you must comply with the confidentiality requirement set forth below. If you voluntarily resign or are terminated for performance reasons, including, but not limited to, termination for cause or gross misconduct, you will forfeit your eligibility for the incentive.

3.
Confidentiality. This program has been designed specifically for a limited number of employees. Therefore, a condition to your entitlement to the Retention Incentive is that you shall not disclose the existence or terms of this arrangement to any other employee of the Company. Of course, you may discuss the terms of this arrangement with Human Resources personnel for the purpose of addressing any matters concerning the administration of this arrangement, and you understand that the Company will be required to make certain disclosures pursuant to its obligations as a public company under Securities and Exchange Commission rules.

4.	Preservation of At-Will Employment. Nothing in this letter changes the at-will nature of your employment with the Company.

Thank you for your efforts on behalf of the organization, and we long forward to your continued effective commitment to the Company.

Sincerely,

Jim

Acknowledged and agreed:

[Employee Name]

14 Plaza Drive, Latham, NY 12110, USA > tel: +1 800-772-6446 or +1 518-795-1400 > fax: +1 518-795-1401